Exhibit 99.1

INDEPENDENT AUDITOR’S REPORT

Board of Directors and Shareholders

National Bancshares Corporation

Orrville, Ohio

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of National Bancshares Corporation, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Bancshares Corporation as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Cleveland, Ohio

March 4, 2015

CONSOLIDATED BALANCE SHEETS

December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

	2014	2013
ASSETS
Cash and due from banks	$28,901	$34,312
Securities available for sale	77,865	93,751
Restricted equity securities	3,224	3,223
Loans held for sale	479	213
Loans, net of allowance for loan losses:
2014 – $4,063
2013 – $3,872	398,582	324,355
Premises and equipment, net	8,837	9,050
Goodwill	4,723	4,723
Accrued interest receivable	1,618	1,475
Bank owned life insurance	2,856	2,788
Other real estate owned	743	789
Other assets	1,771	1,562

	$529,599	$476,241

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Non-interest bearing	$111,718	$97,544
Interest bearing	306,614	289,006

Total deposits	418,332	386,550

Repurchase agreements	16,505	19,065
Federal Home Loan Bank advances	38,000	20,000
Accrued interest payable	176	183
Accrued expenses and other liabilities	4,056	3,861

Total liabilities	477,069	429,659

Commitments and contingent liabilities (Note 17)

Shareholders’ equity
Common stock, no par value; 6,000,000 shares authorized;
2,289,528 shares issued	11,447	11,447
Additional paid-in capital	5,005	4,921
Retained earnings	34,767	29,777
Treasury stock, at cost (60,955 and 65,276 shares)	(1,195)	(1,280)
Accumulated other comprehensive income	2,506	1,717

Total shareholders’ equity	52,530	46,582

	$529,599	$476,241

See accompanying notes.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

	2014	2013
Interest and dividend income
Loans, including fees	$15,974	$13,447
Securities:
Taxable	984	1,358
Nontaxable	1,609	1,712
Federal funds sold and other	73	91

Total interest and dividend income	18,640	16,608
Interest expense
Deposits	1,284	1,366
Repurchase agreements	22	58
Federal Home Loan Bank advances	194	172

Total interest expense	1,500	1,596

Net interest income	17,140	15,012
Provision for loan losses	299	602

Net interest income after provision for loan losses	16,841	14,410
Noninterest income
Checking account fees	946	981
Visa check card interchange fees	625	637
Deposit and miscellaneous service fees	373	402
Mortgage banking activities	672	755
Loss on sale/write-down of other real estate owned, net	0	(74)
Securities gains, net	128	252
Net loss on sale of asset group disposal	0	(264)
Other	191	209

Total noninterest income	2,935	2,898
Noninterest expense
Salaries and employee benefits	6,244	6,001
Data processing	911	1,247
Net occupancy	1,073	1,220
FDIC assessment	255	262
Professional and consulting fees	325	384
Franchise tax	359	433
Maintenance and repairs	261	235
Telephone	201	170
Marketing	281	246
Director fees	175	176
Directors pension expense	18	78
Software license and maintenance fees	147	186
Postage and supplies	323	355
Other	1,064	983

Total noninterest expense	11,637	11,976

Income before income taxes	8,139	5,332
Income tax expense	2,235	1,217

Net income	$5,904	$4,115

Weighted average common shares outstanding	2,225,236	2,223,026
Weighted average diluted common shares outstanding	2,250,954	2,227,242
Earnings per common share:
Basic	$2.65	$1.85
Diluted	$2.62	$1.85
Net income	$5,904	$4,115

Other comprehensive income (loss):
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the period	1,325	(3,132)
Reclassification adjustment for gains included in net income	(128)	(252)

Tax effect	(408)	1,152

Total other comprehensive income (loss)	789	(2,232)
Comprehensive income	$6,693	$1,883

See accompanying notes.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance at January 1, 2013	$11,447	$4,888	$26,401	$(1,364)	$3,949	$45,321

Net income			4,115			4,115
Other comprehensive loss					(2,232)	(2,232)
Cash dividends declared ($.32 per share)			(712)			(712)
Exercise of stock options (4,287 shares)			(27)	84		57
Tax benefit on exercise of options		8				8
Compensation expense under stock-based compensation plans		25				25

Balance at December 31, 2013	$11,447	$4,921	$29,777	$(1,280)	$1,717	$46,582

Net income			5,904			5,904
Other comprehensive income					789	789
Cash dividends declared ($.40 per share)			(889)			(889)
Exercise of stock options (4,321 shares)			(25)	85		60
Compensation expense under stock-based compensation plans		84				84

Balance at December 31, 2014	$11,447	$5,005	$34,767	$(1,195)	$2,506	$52,530

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS

December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

	2014	2013
Cash flows from operating activities
Net income	$5,904	$4,115
Adjustments to reconcile net income to net cash from operating activities
Provision for loan losses	299	602
Deferred income taxes	20	(148)
Depreciation, amortization and accretion, net	1,424	1,871
Earnings on Bank owned life insurance	(68)	(69)
Restricted equity securities stock dividends	(1)	(2)
Origination of mortgage loans held for sale	(19,722)	(21,841)
Proceeds from sales of mortgage loans held for sale	19,971	22,554
Mortgage banking activities	(672)	(755)
Net security gains	(128)	(252)
Loss on sale/write-down of other real estate owned	0	74
Net loss on sale of asset group disposal	0	264
Compensation expense under stock-based compensation plans	84	33
Change in other assets and liabilities	(523)	301

Net cash from operating activities	6,588	6,747
Cash flows from investing activities
Available for sale securities:
Maturities, repayments and calls	15,578	25,275
Sales	3,465	1,355
Purchases	(2,853)	(3,180)
Purchases of premises and equipment	(432)	(912)
Proceeds from the sale of premises and equipment in asset disposal group	0	1,389
Proceeds from the sale of loans in asset disposal group	0	10,488
Capitalized expenditures on other real estate owned	0	(49)
Proceeds from sale of other real estate owned	46	72
Proceeds from the sale of deposits in asset disposal group	0	(14,411)
Net change in loans to customers	(74,196)	(69,585)

Net cash from investing activities	(58,392)	(49,558)
Cash flows from financing activities
Net change in deposits	31,782	34,722
Net change in repurchase agreements	(2,560)	432
Proceeds from the exercise of stock options	60	57
Proceeds from Federal Home Loan Bank advances	31,000	15,000
Repayments Federal Home Loan Bank advances	(13,000)	0
Dividends paid	(889)	(712)

Net cash from financing activities	46,393	49,499

Net change in cash and cash equivalents	(5,411)	6,688
Beginning cash and cash equivalents	34,312	27,624

Ending cash and cash equivalents	$28,901	$34,312

Supplemental cash flow information:
Interest paid	$1,507	$1,619
Income taxes paid	2,440	1,255
Supplemental noncash disclosures:
Transfer from loans to other real estate owned	0	26

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include National Bancshares Corporation and its wholly-owned subsidiaries, First National Bank, Orrville, Ohio (Bank) and NBOH Properties, LLC, together referred to as “the Corporation.” Intercompany transactions and balances are eliminated in consolidation. NBOH Properties owned a multi-tenant commercial building in Fairlawn, Ohio which was sold in 2013. By December 31, 2013, NBOH Properties had been dissolved and all remaining assets and liabilities transferred to National Bancshares Corporation.

The Corporation provides financial services through its main and branch offices in Orrville, Ohio, and branch offices in surrounding communities in Wayne, Stark, Medina and Columbiana counties. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are commercial and residential mortgage, commercial and consumer installment loans. Most loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Other financial instruments, which potentially represent concentrations of credit risk, include investment securities and deposit accounts in other financial institutions. There are no significant concentrations of loans to any one industry or customer. However, the customer’s ability to repay their loans is dependent on the real estate and general economic conditions of the Corporation’s market area.

Subsequent Events: The Corporation has evaluated subsequent events for recognition and disclosure through March 4, 2015, which is the date the financial statements were available to be issued.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.

Cash Flows: Cash and cash equivalents include cash, deposits with other banks with original maturities under 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits with other banks and repurchase agreements.

Securities: Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other than temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of other-than-temporary impairment is recognized through earnings.

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Mortgage loans held for sale may be sold with servicing rights retained or released. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right for loans sold with servicing retained. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned and deferred income and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on real estate, real estate construction and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 or more days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Corporation’s policy, typically after 90 days of non-payment.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is recorded as a reduction in principal, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Concentration of Credit Risk: Most of the Corporation’s business activity is with customers located within Wayne, Stark, Holmes, Medina and Columbiana Counties. Therefore, the Corporation’s exposure to credit risk is significantly affected by changes in the economy in these counties.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Management estimates the allowance balance required using past loan loss experience, the nature and volume of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans, for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Commercial and commercial real estate loans over $250 thousand or to borrowers whose aggregate total borrowing exceeds $250 thousand, except for first and second mortgage loans on a borrower’s personal residence are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Corporation determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Corporation utilizing weighted amounts applied to the twelve quarter moving average to a blended rate of the twelve quarter moving average and the twenty quarter moving average. This approach enhances the time frame over which we evaluate loss experience and emphasizes the most recent loss experience. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. The following portfolio segments have been identified: commercial loans, commercial real estate loans, residential real estate loans, home equity loans and consumer loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The majority of the Corporation’s loan portfolio is commercial, commercial real estate, residential real estate, home equity and consumer loans made to individuals and businesses in the Corporation’s market area. Repayment of these loans is dependent on general economic conditions and unemployment levels in the Corporation’s market area.

Commercial and commercial real estate loans primarily consist of income producing real estate and related business assets. Repayment of these loans depends, to a large degree, on the results of operations, cash flow and management of the related businesses. These loans may be affected to a greater extent by adverse commerce conditions or the economy in general, including today’s economic recession. Accordingly, the nature of these loans makes them more difficult for management to monitor and evaluate.

Residential real estate loans and home equity loans primarily consist of borrowings from individuals to finance one-to-four family residential property. Consumer loans primarily consist of borrowings from individuals use to finance the purchase of vehicles and equipment. Repayments of these loans, to a large degree, depend on the borrower’s household income.

Servicing Rights: When mortgage loans are sold, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. The Corporation compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

At December 31, 2014 and 2013, the servicing assets of the Corporation totaled $309 and $242, respectively, and are included with other assets on the consolidated balance sheets. When mortgage loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in mortgage banking activities. Fair value is based on market prices for comparable mortgage servicing contracts, when available or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. Servicing assets are evaluated for impairment based upon the fair value of the assets compared to carrying amount. Any impairment is reported as a valuation allowance, to the extent that fair value is less than the capitalized amount for a grouping. There was no valuation allowance impairment against servicing assets as of December 31, 2014 and 2013.

Servicing fee income is recorded when earned for servicing loans based on a contractual percentage of the outstanding principal or a fixed amount per loan. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $100 and $54 for the years ended December 31, 2014 and 2013, respectively. Late fees and ancillary fees related to loan servicing are not material.

Other Real Estate Owned: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 7 to 39 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 7 years.

Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) Stock: The Bank is a member of the FHLB and FRB systems. FHLB members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. The stocks are carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Bank Owned Life Insurance: The Corporation has purchased life insurance policies on its directors. Life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other amounts due that are probable at settlement.

Goodwill: Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the fair value of the net assets of businesses acquired. Goodwill resulting from business combinations after January 1, 2009, is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. The Corporation has selected September 30th as the date to perform the annual impairment test. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset on the Corporation’s balance sheet with an indefinite life.

Long-term Assets: These assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Benefit Plans: Retirement plan expense is the amount of discretionary contributions to the Corporation’s 401(k) plan as determined by Board decision. Director retirement plan expense allocates the benefits over the estimated years of service.

Stock-Based Compensation: Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Corporation’s common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period, on an accelerated basis.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Corporation recognizes interest and/or penalties related to income tax matters in income tax expense.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Corporation, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer-financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings Per Common Share: Earnings per common share is net income divided by the weighted average number of shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options. No stock options were antidilutive as of 2014. 45,000 stock options were not considered in computing diluted earnings per common share for 2013 because they were antidilutive.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, which is also recognized as a separate component of equity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $100 was required to meet regulatory reserve and clearing requirements at year-end 2014 and 2013. These balances do not earn interest.

Dividend Restriction: Banking regulations require maintaining certain capital levels and limit the dividends paid by the Bank to the Corporation or by the Corporation to shareholders. Dividends paid by the Bank to the Corporation are the primary source of funds for dividends by the Corporation to its shareholders.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassification had no affect on prior year net income or shareholder’s equity.

NOTE 2 – BRANCH SALE

On February 1, 2013, the Bank and NBOH Properties, LLC entered into a Purchase and Assumption Agreement (“Agreement”) with Premier Bank and Trust (“Premier”) that provided for the sale of certain assets and assumption of certain liabilities relative to the Bank’s retail office location in Fairlawn, Ohio. The disposition of the assets and related liabilities within the confines of the purchase and assumption agreement are considered an asset disposal group.

Under the terms of the Agreement, Premier purchased the multi-tenant commercial building owned by NBOH Properties, LLC, with a carrying value of $2,286, for $1,100. Premier also purchased certain assets of the branch, including lease hold improvements and fixtures and equipment and loans with a carrying value of $10,488 and a fair value of approximately $9,922, and assumed certain deposits with a carrying value of $15,241. Premier paid a premium of 5.25% based on the average amount of assumed deposits during a specified period. The transaction was completed in June, 2013. The sale of aggregate asset disposal group resulted in a loss of $264 recorded in 2013.

NOTE 3 – SECURITIES

The amortized cost, fair value and the related gross unrealized gains and losses of available for sale securities recognized in accumulated other comprehensive income (loss) were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2014
State and municipal	$45,081	$2,947	$(23)	$48,005
Mortgage-backed: residential	28,964	838	0	29,802
Equity securities	23	35	0	58

Total securities available for sale	$74,068	$3,820	$(23)	$77,865

2013
U.S. Treasury and federal agency	$758	$3	$0	$761
State and municipal	49,954	1,846	(219)	51,581
Mortgage-backed: residential	40,416	888	(37)	41,267
Equity securities	23	119	0	142

Total securities available for sale	$91,151	$2,856	$(256)	$93,751

	2014	2013
Sales of available for sale securities were as follows:
Proceeds	$3,465	$1,355
Gross gains	128	252

The tax provision recorded in income tax expense related to these realized gains was $44, and $86, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 3 – SECURITIES (Continued)

The amortized cost and fair value of debt securities at year-end 2014 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities are shown separately.

	Amortized Cost	Fair Value
Due in one year or less	$680	$686
Due from one to five years	6,848	7,259
Due from five to ten years	15,853	16,932
Due after ten years	21,700	23,128
Mortgage-backed: residential	28,964	29,802

	$74,045	$77,807

Securities pledged at year-end 2014 and 2013 had a fair value of $56,957 and $60,397 and were pledged to secure public deposits and repurchase agreements.

At year-end 2014 and 2013, there were no holdings of securities of any one issuer, other than the U.S. Government, and its agencies and corporations, in an amount greater than 10% of shareholders’ equity.

All mortgage-backed securities are issued by the United States government or any agency or corporation thereof as of December 31, 2014 and 2013.

Securities with unrealized losses at year-end 2014 and 2013, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2014
State and municipal	$0	$0	$1,856	$(23)	$1,856	$(23)

Total temporarily impaired	$0	$0	$1,856	$(23)	$1,856	$(23)

2013
State and municipal	$6,957	$(196)	$503	$(23)	$7,460	$(219)
Mortgage-backed: residential	8,487	(37)	0	0	8,487	(37)

Total temporarily impaired	$15,444	$(233)	$503	$(23)	$15,947	$(256)

Unrealized losses have not been recognized into income because the securities are of high credit quality, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in market interest rates or normally expected market pricing fluctuations. The fair value of debt securities is expected to recover as the securities approach their maturity date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 4 – LOANS

Loans at year end were as follows:

	2014	2013
Commercial real estate:
Commercial real estate	$66,633	$59,807
Secured by farmland	47,918	35,846
Construction and land development	19,390	9,746
Commercial:
Commercial and industrial	40,144	42,489
Agricultural production	22,528	15,912
Residential real estate:
One-to-four family	110,801	88,451
Multifamily	16,029	15,687
Construction and land development	8,443	6,890
Home equity	40,087	35,358
Consumer:
Auto:
Direct	16,875	11,839
Indirect	58	305
Other	13,269	5,757

	402,175	328,087
Unearned and deferred income	470	140
Allowance for loan losses	(4,063)	(3,872)

	$398,582	$324,355

The following table presents the activity in the allowance for loan losses by portfolio segment for the year ending December 31, 2014:

	Commercial	Commercial Real Estate	Residential Real Estate	Home Equity	Consumer	Total
Allowance for loan losses:
Beginning Balance	$1,050	$1,621	$839	$226	$136	$3,872
Provision for loan losses	(48)	149	30	4	164	299
Loans charged-off	0	(22)	(12)	(17)	(72)	(123)
Recoveries	0	0	1	2	12	15

Total ending allowance balance	$1,002	$1,748	$858	$215	$240	$4,063

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 4 – LOANS (Continued)

The following table presents the activity in the allowance for loan losses by portfolio segment for the year ending December 31, 2013:

	Commercial	Commercial Real Estate	Residential Real Estate	Home Equity	Consumer	Total
Allowance for loan losses:
Beginning Balance	$926	$1,793	$584	$65	$32	$3,400
Provision for loan losses	196	(150)	288	168	100	602
Loans charged-off	0	(22)	0	(9)	(10)	(41)
Recoveries	0	0	0	4	14	18
Reduction related to loans included in asset disposal group	(72)	0	(33)	(2)	0	(107)

Total ending allowance balance	$1,050	$1,621	$839	$226	$136	$3,872

The recorded investment in loans includes the principal balance outstanding, net of unearned and deferred income and including accrued interest receivable. The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2014 and 2013:

December 31, 2014	Commercial	Commercial Real Estate	Residential Real Estate	Home Equity	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$0	$0	$0	$0	$0	$0
Collectively evaluated for impairment	1,002	1,748	858	215	240	4,063

Total ending allowance balance	$1,002	$1,748	$858	$215	$240	$4,063

Recorded investment in loans:
Loans individually evaluated for impairment	$312	$1,919	$393	$129	$58	$2,811
Loans collectively evaluated for impairment	62,782	132,274	134,711	40,468	30,714	400,949

Total ending loans balance	$63,094	$134,193	$135,104	$40,597	$30,772	$403,760

December 31, 2013	Commercial	Commercial Real Estate	Residential Real Estate	Home Equity	Consumer	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$0	$115	$0	$0	$0	$115
Collectively evaluated for impairment	1,050	1,506	839	226	136	3,757

Total ending allowance balance	$1,050	$1,621	$839	$226	$136	$3,872

Recorded investment in loans:
Loans individually evaluated for impairment	$0	$1,362	$19	$0	$0	$1,381
Loans collectively evaluated for impairment	58,713	104,120	110,975	35,736	18,178	327,722

Total ending loans balance	$58,713	$105,482	$110,994	$35,736	$18,178	$329,103

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 4 – LOANS (Continued)

The following table presents loans individually evaluated for impairment by class of loans as of, and for the year ended December 31, 2014:

December 31, 2014	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment
With no related allowance recorded:
Commercial real estate:
Commercial real estate	$514	$519	$0	$526
Construction and land development	1,398	1,400	0	1,470
Residential real estate:
One-to-four family	395	393	0	423
Home Equity	128	129	0	131
Consumer	58	58	0	61
Commercial	311	312	0	337

	$2,804	$2,811	$0	$2,948

The impact to interest income on impaired loans was not significant to the consolidated statements of income for the year ended December 31, 2014.

The following table presents loans individually evaluated for impairment by class of loans as of, and for the year ended December 31, 2013:

December 31, 2013	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment
With no related allowance recorded:
Commercial real estate:
Commercial real estate	$0	$0	$0	$225
Construction and land development	1,094	1,094	0	1,125
Residential real estate:
One-to-four family	19	19	0	28
With an allowance recorded:
Commercial real estate:
Commercial real estate	268	268	115	271
Construction and land development	0	0	0	20

	$1,381	$1,381	$115	$1,669

The impact to interest income on impaired loans was not significant to the consolidated statements of income for the year ended December 31, 2013.

Nonaccrual loans and loans past due 90 or more days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 4 – LOANS (Continued)

The following table presents the recorded investment in nonaccrual and loans past due 90 or more days still on accrual by class of loans as of December 31, 2014 and 2013:

	Nonaccrual		Loans Past Due 90 or More Days Still Accruing
	2014	2013	2014	2013
Commercial real estate:
Commercial real estate	$253	$0	$0	$0
Construction and land development	179	219	0	0
Commercial:
Commercial and industrial	0	0	33	0
Residential real estate:
One-to-four family	231	19	143	224
Home equity	89	0	16	0
Consumer	58	0	53	0

	$810	$238	$245	$224

The following table presents the aging of the recorded investment in past due loans as of December 31, 2014 by class of loans:

	30 - 59 Days Past Due	60 - 89 Days Past Due	90 or More Days Past Due (1)	Total Past Due	Loans Not Past Due (2)	Total
Commercial real estate:
Commercial real estate	$0	$0	$256	$256	$66,456	$66,712
Secured by farmland	93	0	0	93	47,990	48,083
Construction and land development	0	0	0	0	19,399	19,399
Commercial:
Commercial and industrial	86	0	33	119	40,227	40,346
Agricultural production	28	3	0	31	22,717	22,748
Residential real estate:
One-to-four family	563	80	188	831	109,805	110,636
Multifamily	0	0	0	0	16,049	16,049
Construction and land development	0	0	0	0	8,419	8,419
Home equity	118	0	16	134	40,462	40,596
Consumer:
Auto:
Direct	168	18	34	220	17,207	17,427
Indirect	0	0	0	0	58	58
Other	49	0	19	68	13,219	13,287

	$1,105	$101	$546	$1,752	$402,008	$403,760

(1)	Includes $298 thousand of loans on nonaccrual status.
(2)	Includes $512 thousand of loans on nonaccrual status.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 4 – LOANS (Continued)

The following table presents the aging of the recorded investment in past due loans as of December 31, 2013 by class of loans:

	30 - 59 Days Past Due	60 - 89 Days Past Due (1)	90 or More Days Past Due (2)	Total Past Due	Loans Not Past Due (3)	Total
Commercial real estate	$0	$0	$0	$0	$59,775	$59,775
Secured by farmland	0	0	0	0	35,968	35,968
Construction and land development	0	0	0	0	9,739	9,739
Commercial:
Commercial and industrial	36	0	0	36	42,607	42,643
Agricultural production	101	0	0	101	15,969	16,070
Residential real estate:
One-to-four family	435	87	224	746	87,689	88,435
Multifamily	0	0	0	0	15,692	15,692
Construction and land development	0	0	0	0	6,867	6,867
Home equity	118	0	0	118	35,618	35,736
Consumer:
Auto:
Direct	61	0	0	61	12,033	12,094
Indirect	5	0	0	5	315	320
Other	23	0	0	23	5,741	5,764

	$779	$87	$224	$1,090	$328,013	$329,103

(3)	Includes $238 thousand of loans on nonaccrual status.

Troubled Debt Restructuring

Loans where at least one borrower has been discharged of their obligation in Chapter 7 bankruptcy, are classified as troubled debt restructurings. At December 31, 2014, $565 thousand of loans in Chapter 7 bankruptcy status were included in total troubled debt restructurings.

The Corporation has loans with a balance of $2,535 that were individually evaluated for impairment whose loan terms have been modified in troubled debt restructurings as of December 31, 2014. No specific reserves have been allocated for these loans as of December 31, 2014. The Corporation has not committed to lend any additional amounts as of December 31, 2014 to customers with outstanding loans that are classified as troubled debt restructurings. The Corporation had loans with balances of $1,143 that were individually evaluated for impairment whose loan terms have been modified in troubled debt restructurings as of December 31, 2013. $115 of specific reserve was allocated for these loans.

There were no loans modified as troubled debt restructurings that experienced payment default following the modification within the last twelve months. A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Corporation’s internal underwriting policy.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 4 – LOANS (Continued)

Credit Quality Indicators: The Corporation categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends and other information specific to each borrower. The Corporation analyzes loans individually by classifying the loans as to credit risk. This analysis includes non-homogeneous loans, such as commercial, commercial real estate loans, and loans to commercial enterprises secured by one-to-four family residential properties. This analysis is performed on an annual basis or more frequently if management becomes aware of information affecting a borrower’s ability to fulfill its obligation. The Corporation uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current financial condition and paying capacity of the obligor or of the collateral securing the loan. Substandard loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt with a distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. As of December 31, 2014, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard	Doubtful	Total
Commercial real estate:
Commercial real estate	$62,401	$904	$3,407	$0	$66,712
Secured by farmland	48,083	0	0	0	48,083
Construction and land development	18,667	552	180	0	19,399
Commercial:
Commercial and industrial	39,440	556	350	0	40,346
Agricultural production	22,748	0	0	0	22,748
Residential real estate:
One-to-four family	0	0	16	0	16

	$191,339	$2,012	$3,953	$0	$197,304

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 4 – LOANS (Continued)

As of December 31, 2013, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard	Doubtful	Total
Commercial real estate:
Commercial real estate	$56,143	$1,280	$2,352	$0	$59,775
Secured by farmland	35,968	0	0	0	35,968
Construction and land development	8,961	559	219	0	9,739
Commercial:
Commercial and industrial	41,854	789	0	0	42,643
Agricultural production	16,070	0	0	0	16,070
Residential real estate:
One-to-four family	0	15	19	0	34

	$158,996	$2,643	$2,590	$0	$164,229

The Corporation considers the performance of the loan portfolio and its impact on the allowance for loan losses. For residential and consumer loan classes, the Corporation also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. The following table presents the recorded investment in residential and consumer loans based on payment activity as of December 31, 2014:

	Consumer			Residential Real Estate
	Direct	Indirect	Other	Construction	Multifamily	One-to-four Family	Home Equity	Total
Performing	$17,335	$58	$13,268	$8,419	$16,049	$110,262	$40,491	$205,882
Nonperforming	92	0	19	0	0	358	105	574

	$17,427	$58	$13,287	$8,419	$16,049	$110,620	$40,596	$206,456

The following table presents the recorded investment in residential and consumer loans based on payment activity as of December 31, 2013:

	Consumer			Residential Real Estate
	Direct	Indirect	Other	Construction	Multifamily	One-to-four Family	Home Equity	Total
Performing	$12,094	$320	$5,764	$6,867	$15,692	$88,177	$35,736	$164,650
Nonperforming	0	0	0	0	0	224	0	224

	$12,094	$320	$5,764	$6,867	$15,692	$88,401	$35,736	$164,874

NOTE 5 – LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year-end are as follows:

	2014	2013
Mortgage loan portfolios serviced for:
FHLMC	$48,463	$36,957

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 5 – LOAN SERVICING (Continued)

Custodial escrow balances maintained in connection with serviced loans at year-end 2014 and 2013 were $479 and $309.

Activity for mortgage servicing rights follows:

	2014	2013
Servicing rights:
Beginning of year	$242	$124
Additions	157	195
Amortized to expense	(90)	(77)

End of year	$309	$242

There were no valuation allowance required for mortgage servicing rights at December 31, 2014 or 2013.

NOTE 6 – PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2014	2013
Land	$1,919	$1,919
Buildings	9,733	9,746
Furniture, fixtures and equipment	4,967	5,264

	16,619	16,929
Less: Accumulated depreciation	(7,782)	(7,879)

	$8,837	9,050

Depreciation expense was $637 and $742 in 2014 and 2013.

NOTE 7 – GOODWILL

During 2002, the Corporation acquired Peoples Financial Corporation and merged the Corporation’s banking operations into the Bank. Goodwill of $4,723 was realized from this transaction.

Goodwill impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value, which is determined through a two-step impairment test. Step 1 includes the determination of the carrying value of our single reporting unit, including the existing goodwill and intangible assets, and estimating the fair value of the reporting unit. We determined the fair value of our reporting unit and compared it to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, we are required to perform a second step to the impairment test.

Our annual impairment analysis as of September 30, 2014, indicated that the Step 2 analysis was not necessary. Step 2 of the goodwill impairment test is performed to measure the impairment loss. Step 2 requires that the implied fair value of the reporting unit goodwill be compared to the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 8 – OTHER REAL ESTATE OWNED

Other real estate owned activity was as follows:

	2014	2013
Beginning balance	$789	$860
Loans transferred to other real estate owned	0	26
Capitalized expenditures	0	49
Sales of other real estate owned	(46)	(64)
Direct write-down of real estate owned	0	(82)

End of year	$743	$789

There was no valuation allowance related to other real estate owned as of December 31, 2014 or 2013.

NOTE 9 – DEPOSITS

	2014	2013
Demand, noninterest-bearing	$111,718	$97,544
Demand, interest-bearing	162,221	159,272
Savings	69,690	66,359
Time, $250,000 and over	18,080	8,824
Time, other	56,623	54,551

	$418,332	$386,550

A summary of time deposits at year-end 2014 by maturity follows:

2015	$43,334
2016	11,035
2017	6,417
2018	5,455
2019	8,462

$74,703

NOTE 10 – FEDERAL HOME LOAN BANK ADVANCES

At year-end, advances from the Federal Home Loan Bank were as follows:

	2014	2013
Maturities in 2014, fixed rate at 0.32% to 2.88%		$13,000
Maturities in 2015, fixed rate at 0.42% to 0.50%		5,000
Maturities in 2016, fixed rate at 0.67%		2,000
Maturities in 2015, fixed rate at 0.27% to 0.50%	$32,000
Maturities in 2016, fixed rate at 0.61% to 0.83%	6,000

	$38,000	$20,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 10 – FEDERAL HOME LOAN BANK ADVANCES (Continued)

Each advance is payable at its maturity date; advances may be paid prior to maturity subject to a prepayment penalty. As collateral for the advances, the Bank has approximately $109,846 and $85,943 of first mortgage loans available under a blanket lien arrangement at year-end 2014 and 2013. The Corporation has an additional borrowing capacity of $39,915 at December 31, 2014.

Required payments over the next five years are:

2015	$32,000
2016	6,000

NOTE 11 – REPURCHASE AGREEMENTS

Repurchase agreements generally mature within 30 days from the transaction date. Information concerning repurchase agreements is summarized as follows:

	2014	2013
Average balance during the year	$14,805	$18,919
Average interest rate during the year	0.15%	0.15%
Maximum month-end balance during the year	$17,419	$22,106
Weighted average rate at year-end	0.15%	0.15%

NOTE 12 – BENEFIT PLANS

The Corporation has a 401(k) retirement plan that covers substantially all employees. The plan allows employees to contribute up to a predetermined amount, subject to certain limitations. Matching contributions may be made in amounts and at times determined by the Corporation. Total matching discretionary contributions made by the Corporation during 2014 and 2013 amounted to $95 and $84.

The Corporation has an Employee Stock Purchase Incentive Plan for full-time and most part-time employees. Under the Plan, each employee is entitled to receive a cash payment equal to 20% of the purchase price of Corporation common stock acquired by the employee on the open market, up to a maximum of 500 shares per calendar year. Expenses recognized in 2014 and 2013 amounted to $7 and $5.

The Corporation has a director retirement and death benefit plan for the benefit of all members of the Board of Directors. The plan is designed to provide an annual retirement benefit to be paid to each director upon retirement from the Board or attaining age 70. The retirement benefit provided to each director is an annual benefit equal to $1 for each year of service on the Board from and after August 24, 1994 until August 2007, when the Board voted to cease further benefits. The benefit payment upon satisfying the plan’s requirements is a benefit to the qualifying director until death or a minimum of 15 years. In addition, each director has the option of deferring any portion of directors’ fees to a maximum of $5 per month until retirement.

Expense recognized in 2014 and 2013 for the director retirement and death benefit plan was $21 and $78. The liability related to the plan was $927 at December 31, 2014 and $942 at December 31, 2013. Interest credited to participant accounts associated with the deferrals was $0 and $4 in 2014 and 2013. The deferred directors’ fee liability was $55 at December 31, 2014 and $97 at December 31, 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 13 – INCOME TAXES

The components of deferred taxes were as follows:

	2014	2013
Deferred tax assets:
Bad debts	$1,221	$1,156
Deferred compensation	352	365
FHLMC preferred stock impairment loss	151	151
Accrued bonus	63	68
Stock-based compensation	32	30
Real estate owned write-down	28	28
Nonaccrual loan interest income	22	9
Deferred loan fees	0	20

Total	$1,869	$1,827
Deferred tax liabilities:
Unrealized security gains, net	$1,291	$884
Depreciation	681	654
Federal Home Loan Bank stock dividends	542	542
Mortgage servicing rights	106	84
Purchase accounting adjustments	60	62
Prepaid expenses	20	15
Deferred loan fees	10	0

Total	2,710	2,241

Net deferred tax liability	$(841)	$(414)

Federal income tax laws provided that the 2002 acquired entity could claim additional bad debt deductions through 1987, totaling $1.9 million. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $646 at December 31, 2014. If the Bank were liquidated or otherwise ceases to be a bank or if tax laws were to change, this amount would be expensed.

The components of income tax expense are as follows:

	2014	2013
Current	$2,215	$1,365
Deferred	20	(148)

	$2,235	$1,217

At December 31, 2014 and December 31, 2013, the Corporation had no unrecognized tax benefits recorded. The Corporation does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months.

The Corporation and its subsidiaries are subject to U.S. federal income tax as well as income tax in the state of Ohio for National Bancshares. The Bank is subject to tax in Ohio based upon its net worth. The Corporation is no longer subject to examination by state taxing authorities for years prior to 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 14 – RELATED-PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates totaled $861 and $1,143 at year-end 2014 and 2013. Unused commitments to these related parties totaled $2,498 and $2,311 at year-end 2014 and 2013.

Related party deposits totaled $7,211 and $8,856 at year-end 2014 and 2013.

NOTE 15 – STOCK-BASED COMPENSATION

The Corporation’s 2008 Equity Incentive Plan (“the Plan”), which is shareholder-approved, permits the grant of stock options or restricted stock awards, to its officers, employees, consultants and non-employee directors for up to 223,448 shares of common stock.

All options vest in five equal installments over a five year period and have a term of 10 years. Details related to the granting of the option awards, remaining outstanding and exercised options were as follows:

Grant Date	Number of Options	Exercise Price	Remaining Outstanding	Number Exercised
May 2008	58,000	$18.03	29,000	0
October 2010	43,000	13.22	25,679	7,021
January 2012	58,000	14.10	42,913	3,087
December 2013	45,000	19.00	45,000	0
February 2014	5,000	21.00	5,000	0

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Corporation’s common stock. The Corporation has estimated the option exercise and post-vesting termination behavior and expected term of options granted due to the lack of historical data. The expected term of options granted represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferrable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

The fair value of options granted and the assumptions used for grants in 2014 and 2013 were as follows:

	2014	2013
Fair value of options granted	$3.37	$3.01
Risk-free interest rate	2.17%	2.35%
Expected term (years)	7.0	7.0
Expected stock price volatility	15.16%	15.06%
Dividend yield	1.52%	1.68%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 15 – STOCK-BASED COMPENSATION (Continued)

A summary of the activity in the stock option plan for 2014 follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at beginning of year	147,913	$16.22
Granted	5,000	21.00
Exercised	(4,321)	13.71
Forfeited or expired	(1,000)	18.03

Outstanding at end of year	147,592	$16.45	6.8	$908

Fully vested and expected to vest	147,592	$16.45	6.8	$908

Exercisable at end of year	74,592	$15.97	5.5	$495

Information related to the exercise of stock options follows:

	2014	2013
Intrinsic value of options exercised	$35	$18
Cash received from option exercises	60	57

The total compensation cost that has been charged against income for the plan was $84 and $25 for 2014 and 2013. The total income tax benefit was $29 and $9 for 2014 and 2013. There was $98 and $170 of total unrecognized compensation cost related to nonvested stock options granted under the Plan as of December 31, 2014 and 2013. The cost is expected to be recognized over a weighted-average period of 3.7 years. The tax benefit realized from option exercises is not material.

NOTE 16 – REGULATORY CAPITAL MATTERS

Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2014, the Bank meets all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2014 and 2013, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 16 – REGULATORY CAPITAL MATTERS (Continued)

Actual and required capital amounts and ratios for the Bank are presented below at year-end.

	Actual		Required For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2014
Total capital to risk weighted assets	$48,433	12.65%	$30,637	8.00%	$38,297	10.00%
Tier 1 capital to risk weighted assets	44,371	11.59%	15,319	4.00%	22,978	6.00%
Tier 1 capital to average assets	44,371	8.46%	20,969	4.00%	26,211	5.00%
2013
Total capital to risk weighted assets	$42,415	12.29%	$27,612	8.00%	$34,515	10.00%
Tier 1 capital to risk weighted assets	38,543	11.17%	13,806	4.00%	20,709	6.00%
Tier 1 capital to average assets	38,543	8.23%	18,739	4.00%	23,424	5.00%

Dividend Restrictions – The Corporation’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. The Bank could, without prior approval, pay dividends to the holding company of approximately $13.5 million as of December 31, 2014.

NOTE 17 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amounts of financial instruments with off-balance-sheet risk at year-end were as follows:

	2014	2013
Commitments to make loans	$14,494	$12,858
Unused lines of credit	62,779	62,516
Overdraft protection	14,443	13,030
Letters of credit	337	397

Of the above unused instruments at December 31, 2014, approximately $5,643 pertains to fixed-rate commitments, variable-rate commitments account for approximately $71,967 and $14,443 are related to automatic overdraft protection for checking accounts. At year-end 2013, approximately $6,620 of total commitments were fixed-rate, approximately $69,151 were variable rate and $13,030 were related to automatic overdraft protection for checking accounts. Rates on fixed-rate unused lines of credit ranged from 2.25% to 6.63% at December 31, 2014 and 2.25% to 7.00% at December 31, 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 18 – FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Corporation used the following methods and significant assumptions to estimate fair value:

Investment Securities: The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). Discounted cash flows are calculated using spread to swap and LIBOR curves that are updated to incorporate loss severities, volatility, credit spread and optionality. During times when trading is more liquid, broker quotes are used (if available) to validate the model. Rating agency and industry research reports as well as defaults and deferrals on individual securities are reviewed and incorporated into the calculations.

Impaired Loans: The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

Other Real Estate Owned: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Real estate owned properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Appraisals for both collateral-dependent impaired loans and real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Corporation. Once received, a member of the Credit Department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 18 – FAIR VALUE (Continued)

Assets Measured on a Recurring Basis

Assets measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements At December 31, 2014 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Securities available for sale:
State and municipal	$0	$48,005	$0
Mortgage-backed securities – residential	0	29,802	0
Equity securities	58	0	0

	Fair Value Measurements At December 31, 2013 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Securities available for sale:
U.S. Government and federal agency	$0	$761	$0
State and municipal	0	51,581	0
Mortgage-backed securities – residential	0	41,267	0
Equity securities	142	0	0

There were no investments measured using unobservable inputs (Level 3) during 2014 and 2013, respectively.

The Company’s state and municipal security valuations were supported by analysis prepared by an independent third party. The third party uses Interactive Data Corporation (IDC) as the primary source for security valuations. IDC’s evaluations are based on market data. IDC utilizes evaluated pricing models that vary based by asset class and include available trade, bid, and other market information. Generally, the methodology includes broker quotes, proprietary models, vast descriptive terms and conditions databases, as well as extensive quality control programs. IDC evaluators follow multiple review processes to assess the available market, credit, and deal level information to support the evaluation process. If they determine sufficient objectively verifiable information is not available to support a valuation, they will discontinue evaluating that security. Given this approach, the state and municipal security with the pricing source of IDC is considered level 2.

For level 3 investments, the Company uses significant unobservable inputs that reflect a reporting entity’s own assumptions that market participants would use in pricing an asset or liability. The Company uses different valuation processes such as market approach, income approach, or the cost approach.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 18 – FAIR VALUE (Continued)

Assets Measured on a Non-Recurring Basis

Assets measured at fair value on a non-recurring basis are summarized below:

	Fair Value Measurements At December 31, 2014 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Commercial real estate	$0	$0	$232
Residential real estate:
One-to-four family	0	0	170
Other real estate owned:
Commercial	0	0	254

	Fair Value Measurements At December 31, 2013 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Commercial real estate	$0	$0	$153
Other real estate owned:
Commercial	0	0	300

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal amount of $431, with a valuation allowance of $29 at December 31, 2014. Impaired loans had an additional provision for loan loss of $12 for the year ended December 31, 2014.

Other real estate owned had a carrying value of $254 at December 31, 2014. There were no write-downs of other real estate owned carried at fair value in 2014.

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal amount of $268, with a valuation allowance of $115 at December 31, 2013. Impaired loans had an additional provision for loan loss of $73 for the year ended December 31, 2013.

Other real estate owned had a carrying value of $300 at December 31, 2013. There were $82 thousand in write-downs of other real estate owned carried at fair value in 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 18 – FAIR VALUE (Continued)

The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2014:

	Fair value	Valuation Technique(s)	Unobservable Input(s)	Range (Weighted Average)
Impaired loans:
Commercial and land development	$232	Sales comparison	Adjustment for differences
		approach	between comparable sales	16%

Residential real estate:		Sales comparison	Adjustment for differences
One-to-four family	$170	approach	between comparable sales	6%

Other real estate owned:		Sales comparison	Adjustment for differences
Commercial	$254	approach	between comparable sales	14%

Carrying amounts and estimated fair values of financial instruments at year-end were as follows:

2014	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$28,901	$28,901
Securities available for sale	77,865	77,865
Restricted equity securities	3,224	n/a
Loans, net	398,582	398,186
Loans held for sale	479	496
Accrued interest receivable	1,618	1,618

Financial liabilities
Deposits	$418,332	$418,423
Repurchase agreements	16,505	16,505
Federal Home Loan Bank advances	38,000	38,028
Accrued interest payable	176	176

2013	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$34,312	$34,312
Securities available for sale	93,751	93,751
Restricted equity securities	3,223	n/a
Loans, net	324,355	323,224
Loans held for sale	213	220
Accrued interest receivable	1,475	1,475

Financial liabilities
Deposits	$386,550	$386,822
Repurchase agreements	19,065	19,065
Federal Home Loan Bank advances	20,000	20,087
Accrued interest payable	183	183

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2014 and 2013

(Dollar amounts in thousands, except per share data)

NOTE 18 – FAIR VALUE (Continued)

The methods and assumptions used to estimate fair value on the preceding tables are described as follows:

(a) Cash and Cash Equivalents: The carrying amounts of cash and short-term instruments approximate fair values.

(b) Restricted Equity Securities: It is not practical to determine the fair value of these securities due to restrictions placed on their transferability.

(c) Loans: Fair values of loans, excluding loans held for sale, are estimated as follows: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

The fair value of loans held for sale is estimated based upon binding contracts and quotes from third party investors.

(d) Deposits: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount). Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

(e) Repurchase agreements: The carrying amounts of borrowings under repurchase agreements, generally maturing within ninety days, approximate their fair values.

(f) Federal Home Loan Bank advances: The fair values of the Company’s long-term borrowings are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements.

(g) Accrued interest receivable/payable: The carrying amounts of accrued interest approximate fair value.

(h) Off-balance sheet instruments: Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.

NOTE 19 – SUBSEQUENT EVENTS

National Bancshares Corporation entered into an agreement and plan of merger with Farmers National Banc Corp. (Farmers) on January 27, 2015. Pursuant to the Agreement, each shareholder of National Bancshares will be entitled to elect to receive either $32.15 per share in cash or 4.034 shares of Farmers’ common stock, subject to an overall limitation of 80% of the shares being exchanged for stock and 20% for cash. Based on Farmers’ volume weighted average stock price over the last 20 trading days of $7.97, as of January 26, 2015, the transaction is valued at approximately $74.0 million. The merger is expected to qualify as a tax-free reorganization for those shareholders electing to receive Farmers’ stock. The transaction is subject to receipt of National Bancshares’ shareholder approval, Farmers’ shareholder approval and customary regulatory approvals. The Company expects the transaction to close in the first half of 2015.